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                                IPALCO ENTERPRISES, INC.

                    Exhibit 11.1 - Computation of Per Share Earnings


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                        For the Quarter Ended March 31, 1998


QUARTER ENDED MARCH 31, 1998:
                                                                                   Basic               Diluted
                                                                                  ----------            ----------
Weighted Average Number of Shares
        Average common shares outstanding at March 31, 1998                       44,838,904            44,838,904
        Dilutive Effect for stock options at March 31, 1998                              -                 671,912
                                                                                  ----------            ----------
        Adjusted weighted average shares at March 31, 1998                        44,838,904            45,510,816
                                                                                  ==========            ==========

Net income to be used to compute
   diluted earnings per share                                                          (Dollars in thousands)

       Net income                                                                    $25,337               $25,337
                                                                                  ==========            ==========

Earnings per share                                                                     $0.57                 $0.56
                                                                                  ==========            ==========



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